Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268603

PROSPECTUS SUPPLEMENT NO. 19

(to Prospectus dated March 29, 2024)

Scilex Holding Company

Up to 71,459,469 Shares of Common Stock

Up to 11,003,988 Shares of Common Stock Issuable Upon the Exercise of Warrants

Up to 5,490,617 Warrants

This prospectus supplement updates and supplements the prospectus dated March 29, 2024 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-268603) for which Post-Effective Amendment No. 2 was filed with the Securities and Exchange Commission on March 27, 2024 and declared effective by the Securities and Exchange Commission on March 29, 2024.

We have been advised that SCLX Stock Acquisition JV LLC (“SCLX JV”), a Selling Securityholder, acting solely at the discretion of its independent and sole manager, has engaged Curvature Securities LLC (“Curvature”), to act as a broker-dealer in connection with the sale by SCLX JV of the shares of our common stock, par value $0.0001 per share (“Common Stock”), held by SCLX JV and offered pursuant to the Prospectus. For its services, SCLX JV will pay Curvature a commission of 2.5% of any sale proceeds on the shares of Common Stock sold through Curvature, and will reimburse Curvature for certain fees and expenses paid by Curvature estimated to be up to $30,000. Accordingly, this prospectus supplement is being filed solely to amend the Prospectus to (i) reflect the engagement of Curvature by SCLX JV and (ii) update the disclosure in the use of proceeds portion of the section titled “The Offering” and the sections titled “Use of Proceeds” and “Plan of Distribution”. Whether SCLX JV sells any shares of Common Stock, and the terms of any such sales, will be made at the sole discretion of its independent and sole manager. SCLX JV has also informed us that it may engage additional broker-dealers from time to time in the future at commissions not to exceed 2.5% of any sale proceeds on the shares of Common Stock sold through such broker-dealers.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 11,003,988 shares of our Common Stock, issuable upon the exercise of (i) 4,104,000 private placement warrants (the “Private Warrant Shares”) originally sold in a private placement at a price of $0.75 per warrant in connection with the initial public offering of Vickers Vantage Corp. I (“Vickers”) (and a portion of which were subsequently transferred to Sorrento Therapeutics, Inc. (“Sorrento”) at no cost in connection with the Business Combination (as defined in the Prospectus)) (the “Private Warrants”) and (ii) 6,899,988 public warrants (the “Public Warrant Shares”) originally sold to the public investors in connection with the initial public offering of units of Vickers (the “Public Warrants” and together with the Private Warrants, the “Warrants”) at a price of $10.00 per unit, with each unit consisting of one ordinary share of Vickers and one-half of one warrant to purchase one ordinary share of Vickers.

Each Warrant entitles the holder thereof to purchase one share of our Common Stock at a price of $11.50 per share. We will not receive the proceeds from the resale of the Private Warrant Shares or the Public Warrant Shares hereunder; however, we will receive the proceeds from any exercise of the Private Warrants and the Public Warrants.

The Prospectus and this prospectus supplement also relates to the offer and sale from time to time by:

(a) the selling stockholders named in this prospectus supplement (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Stockholders”) of up to an aggregate of 71,459,469 shares (the “Resale Shares”) of our Common Stock, consisting of:

(i) up to 3,983,057 shares of Common Stock (the “Sponsor Shares”) held by Vickers Venture Fund VI Pte Ltd, Vickers Venture Fund VI (Plan) Pte Ltd, Pei Wei Woo, Suneel Kaji and Steve Myint (collectively, the “Sponsors”), comprised of 3,450,000 shares that were issued on November 9, 2022 upon conversion of the same number of our former ordinary shares (initially acquired by the Sponsors prior to the initial public offering of units of Vickers at a purchase price of $0.007 per ordinary share) in connection with the Domestication and the Business Combination (each as defined in the Prospectus) and 533,057 shares that were also issued on November 9, 2022 upon the contribution of certain indebtedness by Vickers Venture Fund VI Pte Ltd and Vickers Venture Fund VI (Plan) Pte Ltd at a contribution value of $10.00 per share, in connection with the Business Combination pursuant to a debt contribution agreement;

(ii) up to 61,985,795 shares of Common Stock (the “Merger Shares”) issued to Sorrento on November 10, 2022 in connection with the Business Combination at an equity consideration value of $10.00 per share, of which 60,068,585 are now held by SCLX JV;

(iii) up to 4,104,000 Private Warrant Shares issuable upon the exercise of the Private Warrants at an exercise price of $11.50 per share; and

(iv) up to 1,386,617 Public Warrant Shares issuable upon the exercise of the Public Warrants held by certain Selling Stockholders at an exercise price of $11.50 per share; and

(b) the selling warrantholders named in this prospectus supplement (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Warrantholders” and, together with the Selling Stockholders, the “Selling Securityholders”) of up to 4,104,000 Private Warrants (which were originally issued at a price of $0.75 per Private Warrant, of which 3,104,000 were transferred from the Sponsors to Sorrento at no cost in connection with the Business Combination), and 1,386,617 Public Warrants (which were acquired by Sorrento in open-market purchases at a weighted average purchase price of $0.3078 per Public Warrant). Sorrento subsequently transferred 4,490,617 warrants held by it to SCLX JV, of which 4,000,000 warrants were subsequently transferred by SCLX JV to Oramed Pharmaceuticals, Inc. (“Oramed”) and then subsequently repurchased by us from Oramed.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SCLX”. On December 9, 2024, the last reported sales price per share of our Common Stock was $0.69. Our Public Warrants are listed on the Nasdaq Capital Market under the symbol “SCLXW”. On December 9, 2024, the closing sale price per warrant of our Public Warrants was $0.30.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 18 of the Prospectus as well as risks and uncertainties described under similar headings in any amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 10, 2024

ABOUT THIS PROSPECTUS SUPPLEMENT

We have been advised that SCLX Stock Acquisition JV LLC (“SCLX JV”), a Selling Securityholder, has engaged Curvature Securities LLC (“Curvature”), to act as a broker-dealer in connection with the sale by SCLX JV of the shares offered pursuant to the Prospectus. For its services, Curvature will receive a commission of 2.5% of any sale proceeds, and will be reimbursed for certain fees and expenses paid by Curvature estimated to be up to $30,000. SCLX JV has also informed us that it may engage additional broker-dealers from time to time in the future at commissions not to exceed 2.5% of any sale proceeds on the shares of Common Stock sold through such broker-dealers.

Accordingly, this prospectus supplement is being filed solely to amend the Prospectus to (i) reflect the engagement of Curvature by SCLX JV and the potential engagement of additional broker-dealers from time to time in the future and (ii) update the disclosure in the use of proceeds portion of the section titled “The Offering” and the sections titled “Use of Proceeds” and “Plan of Distribution”. Capitalized terms not otherwise defined herein shall have the meaning given in the Prospectus.

THE OFFERING

Issuance of Common Stock

Shares of Common Stock offered by us	Up to 10,958,309 shares, issuable upon the exercise of (i) 4,104,000 Private Warrants by the holders thereof and (ii) 6,854,309 Public Warrants by the holders thereof.

Shares of Common Stock outstanding prior to exercise of all Warrants(1)	166,189,835 shares of Common Stock (as of March 15, 2024).

Shares of Common Stock outstanding assuming exercise of all Warrants	177,148,144 shares (based on total shares of Common Stock outstanding as of March 15, 2024).

Exercise price of Warrants	$11.50 per share, subject to adjustment as described herein.

Use of Proceeds	We will receive up to an aggregate of approximately $126.0 million from the exercise of the Warrants, consisting of up to 4,104,000 Private Warrants and up to 6,854,309 Public Warrants, assuming the exercise in full of all of the Warrants for cash. Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share. On March 15, 2024, the closing price for our Common Stock was $1.37 per share. If the price of our Common Stock remains below $11.50 per share, we believe warrantholders will be unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us. We expect to use the net proceeds from the exercise of the Warrants for cash for working capital and general corporate purposes, which may include capital expenditures, commercialization expenditures, research and development expenditures, regulatory affairs expenditures, clinical trial expenditures, acquisitions of new technologies and investments, business combinations and the repayment, refinancing, redemption or repurchase of indebtedness or capital stock. See “Use of Proceeds” elsewhere in this prospectus.

Resale of Common Stock and Private Warrants

Shares of Common Stock offered by the Selling Securityholders

Up to 69,738,977 shares of our Common Stock, consisting of:

•  2,350,227 Sponsor Shares;

•  61,985,795 Merger Shares, of which 60,068,585 are held by SCLX JV;

•  4,016,338 Private Warrant Shares; and

•  1,386,617 Public Warrant Shares.

Warrants offered by the Selling Warrantholders	Up to 4,016,338 Private Warrants and up to 1,386,617 Public Warrants.

Redemption	The Warrants are redeemable in certain circumstances. See “Description of Our Securities — Public Warrants” and “Description of Our Securities — Private Warrants” for further discussion.

Use of proceeds	We will not receive any proceeds from the sale of the Resale Shares, except as otherwise described in the section titled “Use of Proceeds”, or the Private Warrants by the Selling Securityholders, except with respect to amounts received by us upon the exercise of the Private Warrants for cash.

Market for our Common Stock and Public Warrants	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SCLX”. Our Public Warrants are listed on the Nasdaq Capital Market under the symbol “SCLXW”.

Risk factors	See “Risk Factors” beginning on page 18 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the securities being offered by this prospectus.

(1)

The number of shares of Common Stock outstanding assumes that an aggregate of 166,189,835 shares are outstanding immediately prior to the completion of this offering, which number is based on an aggregate of 160,084,250 shares outstanding as of December 31, 2023 plus an aggregate of 6,105,585 shares of Common Stock issued after December 31, 2023 and on or prior to March 15, 2024 (comprised of (i) an aggregate of 96,982 shares of Common Stock issued pursuant to advances made under the Company’s then-existing standby equity lines of credit, (ii) 92,295 shares of Common Stock issued pursuant to the ATM Sales Agreement, (iii) 33,955 shares of Common Stock issued upon exercise of outstanding stock options, and (iv) an aggregate of 5,882,353 shares of Common Stock issued in connection with the closing of an underwritten offering of shares of our Common Stock on March 5, 2024), and assumes that following March 15, 2024 we have not issued any additional shares of Common Stock to Yorkville pursuant to the A&R Yorkville Purchase Agreement (which was terminated on March 25, 2024) or the Convertible Debentures (which are no longer outstanding as of March 18, 2024), and excludes:

•

653,282 shares of Common Stock issuable upon the exercise of stock options outstanding under the 2017 Scilex Pharmaceuticals Inc. Equity Incentive Plan (the “Scilex Pharma 2017 Plan”) with a weighted average exercise price of $0.77 per share;

•

15,599,900 shares of Common Stock issuable upon the exercise of stock options outstanding under the 2019 Stock Option Plan of Legacy Scilex (the “2019 Stock Option Plan”) with a weighted average exercise price of $1.73 per share;

•

16,798,718 shares of Common Stock issuable upon the exercise of stock options outstanding under the Scilex Holding Company 2022 Equity Incentive Plan (the “Equity Incentive Plan”), with a weighted average exercise price of $6.98 per share;

•	up to 13,764,217 shares of Common Stock available for future issuance under the Equity Incentive Plan;

•	up to 2,875,759 shares of Common Stock available for future issuance under the Scilex Holding Company 2022 Employee Stock Purchase Plan (the “ESPP”);

•	up to 1,400,000 shares of Common Stock available for future issuance under the Scilex Holding Company 2023 Inducement Plan (the “Inducement Plan”);

•	10,958,309 shares of Common Stock issuable upon the exercise of the Warrants, with an exercise price of $11.50 per share;

•	13,000,000 shares of Common Stock issuable upon the exercise of the Penny Warrants, with an exercise price of $0.01 per share;

•	5,882,353 shares of Common Stock issuable upon the exercise of the warrants to purchase shares of Common Stock, with an exercise price of $1.70 per share; and

•	470,588 shares of Common Stock issuable upon the exercise of the warrants to purchase shares of Common Stock, with an exercise price of $2.125 per share.

USE OF PROCEEDS

We will receive no proceeds from the sale of the Resale Shares (except as described below) or the Private Warrants by the Selling Securityholders. The Selling Securityholders will pay any underwriting discounts, selling commissions or transfer taxes incurred in disposing of the Resale Shares and the expenses of any attorney or other advisor they decide to employ. We will bear all other costs, fees and expenses incurred in effecting the registration of the Resale Shares and the Warrants covered by this prospectus. These may include, without limitation, all registration, filing, stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws and the fees and disbursements of our counsel and of our independent accountants and reasonable fees.

We will receive up to an aggregate of approximately $126.0 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash, but will not receive any proceeds from the sale of the shares of our Common Stock issuable upon such exercise. Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share. On March 15, 2024, the closing price for our Common Stock was $1.37 per share. If the price of our Common Stock remains below $11.50 per share, we believe warrantholders will be unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us. We expect to use the proceeds from the exercise of the Warrants for cash for working capital and general corporate purposes, which may include capital expenditures, commercialization expenditures, research and development expenditures, regulatory affairs expenditures, clinical trial expenditures, acquisitions of new technologies and investments, business combinations and the repayment, refinancing, redemption or repurchase of indebtedness or capital stock, although we believe we can fund our operations with cash on hand, including cash proceeds received from additional sources of financing that we may seek from time to time. However, we have not designated any specific uses and have no current agreement with respect to any acquisition or strategic transaction. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any proceeds we receive from the exercise of the Warrants. Accordingly, we will retain broad discretion over the use of these proceeds. Pending our use of the proceeds as described above, we intend to invest such proceeds in interest-bearing instruments. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

Proceeds from the sale of shares of Common Stock by SCLX JV may be distributed to, or otherwise utilized for the benefit of, the Company under certain circumstances, such as if any of the holders of the Company’s indebtedness were to foreclose on the assets of SCLX JV (including the Common Stock held by SCLX JV) to satisfy certain obligations under (i) that certain Senior Secured Promissory Note, dated as of September 21, 2023, as amended, issued by the Company to Oramed and (ii) the Tranche B Senior Secured Convertible Notes, dated as of October 8, 2024, issued by the Company to each of Oramed, Nomis Bay Ltd, BYP Limited and 3i, LP, or as may be determined by SCLX JV’s independent and sole manager in his sole discretion. Whether SCLX JV sells any shares of Common Stock, and the terms of any such sales, will be made at the sole discretion of its independent and sole manager.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to an aggregate of 10,958,309 shares of Common Stock, comprised of (i) 4,104,000 Private Warrant Shares and (ii) 6,854,309 Public Warrants Shares.

We are also registering the offer and sale from time to time by:

(a) the Selling Stockholders of up to an aggregate of 69,738,977 Resale Shares, consisting of: (i) up to 2,350,227 Sponsor Shares; (ii) up to 61,985,795 Merger Shares, of which 60,068,585 are held by SCLX JV; (iii) up to 4,016,338 Private Warrant Shares and (iv) up to 1,386,617 Public Warrant Shares issuable pursuant to Public Warrants; and

(b) the Selling Warrantholders of up to 4,016,338 Private Warrants and 1,386,617 Public Warrants.

We will not receive any proceeds from the sale by the Selling Securityholders of the securities offered by them described in this prospectus, except as described below with respect to amounts received by us upon the exercise of the Private Warrants for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders. Proceeds from the sale of shares of Common Stock by SCLX JV may be distributed to, or otherwise utilized for the benefit of, the Company under certain circumstances, such as if any of the holders of the Company’s indebtedness were to foreclose on the assets of SCLX JV (including the Common Stock held by SCLX JV) to satisfy certain obligations under (i) that certain Senior Secured Promissory Note, dated as of September 21, 2023, as amended, issued by the Company to Oramed and (ii) the Tranche B Senior Secured Convertible Notes, dated as of October 8, 2024, issued by the Company to each of Oramed, Nomis Bay Ltd, BYP Limited and 3i, LP, or as may be determined by SCLX JV’s independent and sole manager in his sole discretion. Whether SCLX JV sells any shares of Common Stock, and the terms of any such sales, will be made at the sole discretion of its independent and sole manager.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We are required to pay all other fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus.

The shares of Common Stock and the Private Warrants beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer.

We will receive proceeds from the Public Warrants exercised in the event that such Public Warrants are exercised for cash.

The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions.

The Selling Securityholders may sell their shares and warrants by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the offered securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through the distribution of the securities by any Selling Securityholder to its partners, members or stockholders;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable laws.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Securityholder’s shares of Common Stock, such Selling Securityholder may transfer shares of Common Stock to one or more “permitted transferees” in accordance with such agreements and, if so transferred, such permitted transferee(s) will be the selling beneficial owner(s) for purposes of this prospectus. Upon being notified by a Selling Securityholder that it intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth, to the extent required, the following information:

•	the specific securities to be offered and sold;

•	the names of the Selling Securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters, if not already named herein; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.

In connection with distributions of the Resale Shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities offered by this prospectus, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may over-allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Common Stock and Public Warrants are currently listed on the Nasdaq Capital Markets under the symbols “SCLX” and “SCLXW,” respectively.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders, except as disclosed in this prospectus. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the shares covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.